                                 AMENDED AND RESTATED
                                 EMPLOYMENT AGREEMENT



          THIS AMENDED AND RESTATED AGREEMENT made and entered into by and between HENRY COMPANY, a California corporation, hereinafter called "Henry" or the "Employer," and JAMES F. DOOSE, hereinafter called the "Employee."

                                       RECITALS

          A. Employer and Employee have previously entered into an Employment Agreement dated August 31, 1988 (the "1988 Agreement") with respect to Employee's employment with Resin Technology, a division of Employer (the "Division").

          B. Employer and Employee now agree to amend, modify and restate in its entirety the 1988 Agreement to reflect, among other things, Employee's appointment as President of the Division.

                                 TERMS AND CONDITIONS

          NOW, THEREFORE, the parties hereto agree as follows:

          1. EMPLOYMENT: The Employer hereby employs the Employee, and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

          2.   TERM.  The term of the Agreement shall terminate January 1, 2004.

          3. COMPENSATION. For all services rendered by the Employee under this Agreement, the Employee shall accept an annual base compensation for each fiscal year, payable in accordance with Employer's salary payment policies, at an annual rate of $209,880.00 for the period from the date hereof through December 31, 1994, such amount to be increased as of January 1, 1995, and annually thereafter by a percentage amount equal to the average of (i) any percentage increases in the Consumer Price Index for all urban Consumers, Los Angeles-Long Beach-Anaheim during the preceding year and (ii) any percentage increase in base compensation as a result of Employee's performance during the preceding year, if any, as determined in the sole discretion of the President of Henry and the Board of Directors. All reviews of Employee's performance shall be held at least annually within 10 days of January 1 of each year, commencing January, 1995.

               In addition, the Employee shall be paid bonus compensation in the amount equal to 2-1/2% of net operating profits of the Division, up to a maximum of $100,000 per annum, calculated in accordance with generally accepted accounting principles (and as calculated in accordance with the 1988 Agreement) before any reduction for federal corporate income taxes and state income taxes, non-cash reserves and depreciation/amortization of plant and equipment and expenses and expenses attributable to other divisions of the Employer. Net operating profits shall include any product rebates attributable to this Division. The 2-1/2% of net operating profits of the Division as defined above shall be paid annually after a determination of said amount at the end of each fiscal year. This bonus amount shall be paid within 30 days after the close of the fiscal year.

               The Employee shall also be paid an additional annual bonus based on Return on Capital Employed ("ROCE") during the preceeding fiscal year, as calculated in accordance with Exhibit A, up to a maximum of 15% of Employee's base compensation for such year. The parameters of such bonus shall be subject to change annually in the sole discretion of the President of Henry and the Board of Directors. This bonus amount, if any, shall be paid during the first thirty days after the close of the fiscal year.

               Additionally, Employer shall provide, entirely at Employer's expense, a comprehensive medical, dental, and mental health care benefit program under the Henry Group of Companies medical benefits plan on a basis consistent with the terms, conditions and overall administration of such plan as made generally available to other employees of Employer; provided, however, that if Employee elects dependent or family coverage, Employee shall pay no more than $80 per month toward such coverage.

          4. DUTIES. The Employee is engaged as President of the Division, to be directly responsible for all activities of the Division.

          5. EXTENT OF SERVICES. The Employee shall devote his best efforts, attention, and energies to the business of the Employer, and shall not, during the term of this Agreement, be engaged in any other similar business activity. This shall not be construed as preventing Employee from investing his assets, except to the extent that such interests detract from the performance of all of Employee's duties; provided, however, that in no event shall Employee directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Employer or its affiliates, at any time during the term of this Agreement.

          6. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that a list of the Employer's customers or clients, as it may exist from time to time, and the names of customers' employers and addresses thereof are valuable, special, and unique assets of the Employer's business. Employee will not, during the term of his employment or at any time thereafter, disclose or in any way whatsoever use the Employer's customers, or any part thereof, for any separate business, interest, or personal gain; or disclose any or all of the said customers' and candidates' names and addresses, or either of them to any person, firm, corporation, association, or other entity whatsoever, for any reason or purpose.

               In the event of a breach, or threatened breach, of the provisions of this paragraph by the Employee, the Employer shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the list of the Employer's customers, and any or all of the clients' names and/or either of them, or from rendering any services to any such person, client, firm, association, or other entity to whom such information, in whole or in part, has been


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

disclosed or threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

          7. EXPENSES. The Employee is authorized to incur reasonable expenses for promoting the business of the Employer including expenses for entertainment, travel, and similar items. The employer will reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures.

               The parties hereto acknowledge that an automobile is required by the Employee for the ordinary discharge of his duties pursuant to the Agreement. For this purpose the Employer shall provide an automobile for the use by the Employee of a quality commensurate with the office and state of the Employee to be used only within the course and scope of the Employer's business and pursuant to the discharge of the duties of this Agreement, and in addition to pay any expenses associated with the driving, ownership and maintenance of said vehicle within said course and scope. The Employer may at its direction discharge its obligation with regard to the provision of an automobile and associated expenses pursuant to this paragraph by the payment on a monthly basis of an automobile reimbursement expense allowance, the amount of which is to be negotiated from time to time between the Employee and the Board of Directors of the Employer.

          8. VACATIONS. The Employee shall be entitled each year to a vacation of not less than two weeks after one year of service, three weeks after five years of service, four weeks after ten years of service, and five weeks after twenty years of service, during which time his compensation shall be paid in full. Fur purposes of this paragraph, the Employee's years of service shall include all such years from and after April 1, 1982.

          9. DISABILITY. If the Employee is unable to perform his services by reason of illness or incapacity for a period of more than six months, the compensation otherwise payable to him during the continued period of such illness or incapacity after such six months shall be reduced by 25%; provided, however, that the aforementioned 2-1/2% of net operating profits shall continue to be paid to the Employee and shall not be reduced as a result of said illness or incapacity for a period of one year (including said six months). In the event the Employee is unable to return to work after one year of illness, his compensation shall stay in force at 75% of his established compensation level for one (1) additional year, after which no further compensation shall be payable to Employee hereunder. The 2-1/2% compensation for net operating profits shall be discontinued following the first year of disability. The Employee's full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder.

          10. TERMINATION. the Employer may terminate this Agreement at any time by written notice to the Employee. In such event, and unless the Employee is terminated for cause, the Employee shall be paid on the date of termination a severance amount equal to the base compensation due for the remaining term hereof at the full base compensation rate set forth in Paragraph 3 above, excluding the 2-1/2% of net operating profits. The Employee may terminate this Agreement upon ninety (90) days written notice to the Employer. In such event, the


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

Employee shall continue to render his services and shall be paid his regular compensation up to the date of termination, but no severance allowance shall be due or paid to him.

          11. DEATH DURING EMPLOYMENT. If the Employee dies during the term of this employment, the Employer shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee up to the date of death, including a pro rata portion of the aforementioned 2-1/2% of net operating profits for that part of the Employer's fiscal year prior to the date of Employee's death. In addition, the Employer shall pay a sum equivalent to one year of full pay as a lump sum death benefit within thirty
(30) days after the death of the Employee, to the widow of the Employee or, if Employee is not then survived by such widow, to the Employee's estate; provided, however, that if a life insurance policy is in force with respect to the life of Employee at the time of death, such lump sum payment shall be paid and funded from the proceeds of such policy, but in no event shall such sum be an amount less than one year of full pay. No provision herein shall replace or supplement any other executive life insurance benefit plan to which Employee is entitled by virtue of his executive employment status.

          12. RESTRICTIVE COVENANT. If the Employee's employment with the Employer is terminated for any reason, then for a period of two years after said event, the Employee will not, within a radius of 500 miles from any then existing place of business of the Employer or any of its affiliates, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operating, or control of any business similar to the type of business conducted by the Employer or any of its affiliates, at the time of termination. In the event of an actual or threatened breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction restraining the Employee from owning, managing, operating, controlling, being employed by, participating in, or being in any way so connected with any business similar to the type of business conducted by the Employer or any of its affiliates, at the time of termination of this Agreement. Nothing herein stated shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

          13. LIFE INSURANCE. The Employer may in its discretion at any time after the execution of this Agreement apply for and procure as owner and for its own benefit insurance on the life of the Employee, in such amounts and in such form or forms as the Employer may choose. The Employee shall have no interest whatsoever in any such policy or policies, but he shall, at the request of the Employer, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for such insurance. Upon termination of this Agreement, insurance policies on the life of the Employee shall be transferred to the Employee and premiums paid to the date of transfer shall be borne by the Employer. Premiums to maintain the insurance upon termination shall be borne by the Employee immediately upon the date of termination.

          14. NOTICES. Any notices required or permitted to be given under this Agreement shall be sufficient, if in writing and if sent by registered mail to his residence, in the case of the Employee, or to its principal office at 2911 Slauson Avenue, Huntington Park,


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

California 90255, in the case of the Employer.

          15. WAIVER OF BREACH, COSTS. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as waiver of any subsequent breach by the other. In the event of any legal action arising out of any breach of any provision of this Agreement, the breaching party shall pay all reasonable costs of such action, including attorney fees, which are attributable to such breach or the enforcement of this Agreement.

          16. ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Employer.

          17. HOLIDAYS. Employee shall be entitled to time off work with pay for eleven holidays each year. Any additional days off during the year, leaves of absence, etc., shall be in accordance with the Employer's policy.

          18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. It may not be changed orally, but only by an agreement n writing, signed by the party against whom enforcement of any waiver, change, modification, or extension of discharge is sought.

          19. SEVERABILITY. If any portion, phrase, or any other party or portion whatsoever of this Agreement shall be declared or held illegal, void, voidable, or unenforceable, the remaining portions of this Agreement shall continue to be valid and remain in full force and effect.

          NOW, IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the 27th day of May, 1994.

                         EMPLOYER:

                              HENRY COMPANY


                              By:  /s/ Richard B. Gordinier
                                  -----------------------------
                                   Richard B. Gordinier
                                   President

                         EMPLOYEE:


                                   /s/ James F. Doose
                                  -----------------------------
                                   James F. Doose


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